Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of The First Bancshares, Inc. (hereinafter referred to as the "Company" or "we" and similar terms unless the context indicates otherwise) and Iberville Bank ("Iberville") and are adjusted to give effect to the January 1, 2017 acquisition of Iberville. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 gives effect to the acquisition of Iberville as if it had occurred on December 31, 2016. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 give effect to the acquisition of Iberville as if it had occurred on January 1, 2016.

The acquisition has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is preliminary because valuation of the net tangible and identifiable intangible assets is still being finalized. Accordingly, the pro forma adjustments related to the purchase price allocation and certain other adjustments are preliminary and have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements. The estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date).

The pro forma condensed combined financial statements do not necessarily reflect what the combined companies' financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved if the Company and Iberville had been a combined company during the period presented. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the Company's historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as Iberville's historical consolidated financial statements and related notes for the year ended December 31, 2016 which are included as Exhibit 99.2 to this Current Report filed on Form 8-K/A.

THE FIRST BANCSHARES, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2016

(in thousands)

(unaudited)

	Historical
	The First Bancshares, Inc.	Iberville Bank	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash, due from banks and interest-bearing bank balances and interest-bearing time deposits	$62,119	$28,666	$(31,100	)(4)	$59,685
Securities and Federal Home Loan Bank Stock	255,799	78,650	-		334,449
Loans, net	859,544	147,339	1,178	(3)(5)(7)	1,008,061
Mortgage loans held for sale	5,880	-	-		5,880
Other assets	38,496	9,763	-		48,259
Buildings, Furniture & Fixtures and Equipment	34,624	4,093	350	(10)	39,067
Deferred tax asset	5,322		(740	)(2)	4,582
Core deposit intangible	1,807		3,186	(6)	4,993
Goodwill	13,776	683	4,802	(9)	19,261
Total assets	$1,277,367	$269,194	$(22,324)		$1,524,237
Liabilities and Stockholders' Equity
Deposits	$1,039,191	$243,552	$104	(1)	$1,282,847
Federal Home Loan Bank Advances and other borrowings	79,310	456	-		79,766
Other liabilities	4,340	2,758	-		7,098
Total liabilities	1,122,841	246,766	104		1,369,711
Stockholders' equity
Common stock	9,018	810	(810	)(8)	9,018
Additional paid-in capital	102,574	11,278	(11,278	)(8)	102,574
Retained earnings	44,476	11,278	(11,278	)(8)	44,476
Accumulated other comprehensive loss	(1,078)	(938)	938	(8)	(1,078)
Treasury stock	(464)	-	-		(464)
Total stockholders' equity	154,526	22,428	(22,428)		154,526
Total liabilities and stockholders' equity	$1,277,367	$269,194	$(22,324)		$1,524,237

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE FIRST BANCSHARES, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2016

(in thousands, except per share data)

(unaudited)

	Historical
	The First Bancshares, Inc.	Iberville Bank	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Loans	$38,496	$7,873	$153	(11)	$46,522
Investment securities and other	6,108	1,714	-		7,822
Total interest income	44,604	9,587	153		54,344
INTEREST EXPENSE
Deposits	3,443	453	(85	)(12)	3,811
Borrowed funds	872	22	-		894
Total interest expense	4,315	475	(85)		4,705
Net interest income	40,289	9,112	238		49,639
Provision for loan losses	625	123	-		748
Net interest income after provision for loan losses	39,664	8,989	238		48,891
NON-INTEREST INCOME
Fees and service charges	5,657	813	-		6,470
Other	5,590	1,401	-		6,991
Total non-interest income	11,247	2,214	-		13,461
NON-INTEREST EXPENSE
Salaries and employee benefits	22,137	6,175	(934	)(16)	27,378
Occupancy and equipment	4,721	1,553	9	(15)	6,283
Other operating expense	10,004	4,478	-		14,482
Amortization of core deposit intangible	-	-	319	(13)	319
Merger related expense	-	-	(1,281	)(16)	(1,281)
Total non-interest expense	36,862	12,206	(1,887)		47,181
Income before provision for income taxes	14,049	(1,003)	2,125		15,171
Provision for income taxes	3,930	-	314	(14)	4,244
Net Income (loss)	10,119	(1,003)	1,811		10,927
Preferred dividends and stock accretion	452	-	-		452
Net income (loss) applicable to common shareholders	$9,667	$(1,003)	$1,811		$10,475
Net Income per share:
Basic	$1.78				$1.93
Diluted	$1.57				$1.69
Weighted-average shares used in computed net income per share:
Basic	5,435,088				5,435,088
Diluted	6,259,333				6,259,333

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE FIRST BANCSHARES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1-Basis of Presentation

The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading.

Note 2 – The Company’s Acquisition of Iberville Bank

On January 1, 2017, the Company completed a transaction in which it acquired all of the stock of Iberville Bank, Plaquemine, LA (“Iberville”) for a total consideration of $31.1 million pursuant to a previously-announced Stock Purchase Agreement entered into on October 12, 2017 among the Company and A. Wilbert’s Sons Lumber & Shingle Co., a Louisiana corporation. The following table summarizes the cash paid and the preliminary estimated fair values of the assets and the liabilities assumed as if the acquisition of Iberville occurred on December 31, 2016 (in thousands):

Purchase Price:
Cash paid		$31,100

Fair Value of assets acquired:
Cash and due from banks	28,789
Securities, FHLB Stock and FNBB Stock	78,650
Loans, net	148,517
Buildings, Furniture & Fixtures and Equipment	4,443
Goodwill	683
Core Deposit Intangible	3,186
Other Assets	8,900
Total assets acquired	273,168

Fair Value of deposits acquired:
Deposits	243,725
FHLB Advances	456
Other liabilities	2,689
Total liabilities assumed	246,870

Fair Value of net assets acquired		26,298
Preliminary pro forma goodwill		$4,802

Note 3-Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change:

1.	Adjustment reflects the fair value premium on time deposits which was calculated by discounting future contractual payments at a current market interest rate.

2.	Adjustment reflects the deferred tax impact of prepaid software termination.

3.	Adjustment reflects elimination of Iberville's historical allowance for loan losses.

4.	Adjustment reflects payment of cash consideration of $31.1 million to A. Wilbert’s Sons Lumber and Shingle Co. for the Iberville stock.

5.	Adjustment reflects a fair value discount due to credit.

6.	Adjustment reflects the fair value of acquired core deposit intangible of $3.2 million. The core deposit intangible is calculated as the present value of the difference between a market participant's cost of obtaining alternative funds and the cost to maintain the acquired deposit base. Deposit accounts that are evaluated as part of the core deposit intangible include demand deposit, money market and savings accounts.

7.	Adjustment reflects a fair value premium due to interest rates.

8.	Adjustment reflects elimination of Iberville's historical stockholder's equity.

9.	Adjustment reflects the excess of the purchase price over the fair value of net assets acquired, net of Iberville's existing goodwill balance.

10.	Adjustment reflects fair value on land and buildings.

11.	Interest income on loans was adjusted to reflect the difference between the contractual interest rate earned on loans and estimated discount accretion over the remaining life of the acquired loans based on current market yields for similar loans.

12.	Interest expense on deposits was adjusted to reflect the amortization of the time deposit fair value premium over the remaining life of the deposits.

13.	Adjustment reflects the amortization of core deposit intangible over an estimated ten year useful life and calculated on a straight-line basis.

14.	Adjustment reflects the tax impact of the pro forma acquisition accounting adjustments, as well as the tax impact due to the S Corp status of Iberville at the Company’s effective tax rate.

15.	Adjustment to depreciation expense relating to the fair value of buildings over their estimated useful lives.

16.	Adjustment reflects nonrecurring merger costs of $0.6 million for the Company and $1.6 million for Iberville.